EXHIBIT 16


November 29, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by NxGen Networks, Inc. (the "Company") (copy attached), which we understand will be filed with the Securities and Exchange Commission (the "Commission"), pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated November 16, 2000 and filed on November 20, 2000 with the Commission, and pursuant to Item 4 of the Form 8-K/A, as part of the Company's Form 8-K/A report dated November 29, 2000.

We agree with the statements concerning our firm, except we are not in a position to agree or disagree with Company's statements that:

     1. Effective November 15, 2000, the Company engaged Ernst & Young as the Registrant's principal accountant.

     2.   The decision to change accountants was approved on September 6, 2000.

Very truly yours,

/s/ Andersen, Andersen & Strong, L.C.

Andersen, Andersen & Strong, L.C.